Exhibit 99.1

Contact: Kevin Lycklama or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $6.4 Million in Second Fiscal Quarter of 2022;
Highlighted by Robust Loan Growth and Strong Loan Pipeline

Vancouver, WA – October 28, 2021 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $6.4 million, or $0.29 per diluted share, in the second fiscal quarter ended September 30, 2021 compared to $5.8 million, or $0.26 per diluted share, in the preceding quarter and $2.5 million, or $0.11 per diluted share, in the second fiscal quarter a year ago.
In the first six months of fiscal 2022, net income increased to $12.2 million, or $0.55 per diluted share, compared to $3.0 million, or $0.14 per diluted share, in the first six months of fiscal 2021.
“We delivered strong second fiscal quarter operating results, driven by an increase in net interest income, and higher operating income, which resulted in a return on average assets of 1.52% and a return on average equity of 15.96% for the quarter,” stated Kevin Lycklama, president and chief executive officer. “We had exceptional net loan growth during the quarter and our loan pipeline remains strong. Core deposits continue to reach record levels, which has supported the new loan growth. As we continue to move through these latter stages of the pandemic, we are encouraged with the increased business activity in Southwest Washington and Oregon, and the increased loan growth opportunities ahead.”

Second Quarter Highlights (at or for the period ended September 30, 2021)

•
Net income increased to $6.4 million, or $0.29 per diluted share, compared to $5.8 million, or $0.26 per diluted share in the preceding quarter and $2.5 million, or $0.11 per diluted share in the second quarter a year ago.

•	Pre-tax, pre-provision for loan losses income (non-GAAP) was $7.3 million for the quarter compared to $5.7 million in the preceding quarter and $5.0 million for the quarter ended September 30, 2020.
•	Net interest income increased to $12.4 million compared to $11.3 million in the preceding quarter and $11.1 million in the second fiscal quarter a year ago.
•	Net interest margin (“NIM”) was 3.12%.
•	Riverview recorded a recapture of loan losses of $1.1 million during the quarter.
•	The allowance for loan losses was $16.5 million, or 1.80% of total loans. The allowance for loan losses excluding SBA purchased and SBA PPP loans (non-GAAP) was 1.97% of total loans.
•	There were no loan modifications as of September 30, 2021.
•
Total loans increased $25.1 million, or 11.2% annualized, during the quarter. The net increase consisted of a decrease of $22.8 million in SBA PPP loans and an increase of $47.9 million in non-PPP loans.

•	Total deposits increased $93.7 million, or 26.3% annualized, during the quarter to $1.51 billion.
•	Non-performing assets were 0.03% of total assets.
•	Total risk-based capital ratio was 17.42% and Tier 1 leverage ratio was 9.08%.
•	Increased its quarterly cash dividend to $0.055 per share, generating a current dividend yield of 3.05% based on the share price at close of market on October 27, 2021.

RVSB Reports Second Quarter Fiscal 2022 Results
October 28, 2021

Income Statement Review
Riverview’s net interest income increased to $12.4 million in the current quarter compared to $11.3 million in the preceding quarter and $11.1 million in the second fiscal quarter a year ago. Interest income increased compared to prior quarters due to strong loan growth, an increase in net fees on loan prepayments and an increase in investment securities during the quarter. In the first six months of fiscal 2022, net interest income was $23.7 million compared to $22.2 million in the first six months of fiscal 2021.
During the second quarter of fiscal 2022, $928,000 of interest and net fee income was earned through PPP loan forgiveness and normal amortization. This compared to $892,000 of interest and net fee income on PPP loans during the preceding quarter and $691,000 in the second quarter of the prior year.
Riverview’s NIM was 3.12% for the second quarter of fiscal 2022, a five basis-point increase compared to 3.07% in the preceding quarter and a 21 basis-point decrease compared to 3.33% in the second quarter of fiscal 2021. “The NIM expansion during the quarter compared to the prior quarter was primarily due to new loan originations replacing SBA PPP loan payoffs, higher levels of loan fee amortization on PPP loans and an increase in net fees on loan prepayments, which were partially offset by excess liquidity on the balance sheet due to record deposit growth,” said David Lam, executive vice president and chief financial officer. In the first six months of fiscal 2022, the net interest margin was 3.09% compared to 3.48% in the same period a year earlier.
During the second fiscal quarter of 2022, net fees on loan prepayments, which included purchased SBA loan premiums, increased net interest income by $485,000 and increased the NIM by 13 basis points. This compared to $43,000 in net fees on loan prepayments adding two basis points to NIM in the preceding quarter. The interest accretion on purchased loans totaled $89,000 and resulted in a three basis point increase in the NIM during the second quarter, compared to $71,000 and a two basis point increase in the NIM during the preceding quarter. For the second fiscal quarter of 2022, SBA PPP loan interest and fees added 15 basis points to the NIM compared to 8 basis points for the preceding quarter. The increase in the current quarter was due primarily to the recognition of PPP loan fees as a part of the loan forgiveness process. The average overnight cash balances increased to $345.8 million during the quarter ended September 30, 2021 compared to $272.3 million in the preceding quarter and $204.4 million for the second fiscal quarter a year ago, due to the growth in deposits. Without the increase in overnight cash balances, NIM would have been 79 basis points higher in the current quarter, 69 basis points higher in the prior quarter and 66 basis points higher in the second quarter a year ago. These items resulted in a core-NIM (non-GAAP) of 3.60% in the current quarter compared to 3.64% in the preceding quarter and 4.04% in the second fiscal quarter a year ago.  The following table represents the components of (non-GAAP) Core NIM:

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020

Net interest margin (GAAP)	3.12%	3.07%	3.33%
Net fees on loan prepayments	(0.13)	(0.02)	0.01
Accretion on purchased MBank loans	(0.03)	(0.02)	(0.04)
SBA PPP loans	(0.15)	(0.08)	0.08
Excess FRB liquidity	0.79	0.69	0.66
Core net interest margin (non-GAAP)	3.60%	3.64%	4.04%

During the second fiscal quarter of 2022, Riverview continued the deployment of excess cash into its investment portfolio. Investment securities totaled $350.3 million at September 30, 2021 compared to $308.1 million at June 30, 2021. During the quarter, the Company purchased $54.8 million in new securities with a weighted average yield of 1.37%. Investment purchases were comprised primarily of agency securities, MBS backed by government agencies and municipal securities.

RVSB Reports Second Quarter Fiscal 2022 Results
October 28, 2021

Average securities balances for the quarters ended September 30, 2021, June 30, 2021, and September 30, 2020 were $326.1 million, $279.0 million and $129.1 million, respectively. The weighted average yields on securities balances for those same periods were 1.47%, 1.53% and 1.62%, respectively.
Average PPP loans were $46.2 million in the second quarter compared to $80.3 million in the preceding quarter and $110.6 million in the second quarter a year ago. During the quarter, the Company recorded $118,000 in interest income on PPP loans and $810,000 in loan fee amortization into income. This compared to $203,000 in interest income on PPP loans and $689,000 in loan fee amortization during the preceding quarter and $283,000 in interest income on PPP loans and $408,000 in loan fee amortization during the second fiscal quarter a year ago.
Loan yields increased 44 basis points during the quarter to 5.11% compared to 4.67% in the preceding quarter due primarily to an increase in net fees on loan prepayments along with low-rate PPP loans being removed from the loan portfolio at the time of forgiveness or payoff. Loan yields were 4.58% in the second fiscal quarter a year ago. Loan yields excluding PPP loans were 4.95% for the quarter compared to 4.69% in the preceding quarter and 4.84% in the year-ago quarter.
Riverview’s cost of deposits decreased to 0.11% during the second fiscal quarter compared to 0.13% in the preceding quarter and 0.22% in the second fiscal quarter a year ago. The sequential decrease in deposit costs during the quarter reflects the continued low interest rate environment and are expected to decrease further as certificates of deposit reprice at maturity. Certificate of deposit maturities over the next quarter and twelve months are $30.4 million and $80.7 million, respectively, with a weighted average interest rate of 1.09% and 0.84%.
Non-interest income was $3.1 million during the quarter compared to $3.6 million in the preceding quarter and $2.8 million in the second fiscal quarter of 2021. Non-interest income decreased during the quarter as a result of a $479,000 BOLI death benefit recorded in the preceding quarter that was not present during the current quarter. Interchange and merchant bankcard fee income during the quarter remained strong due to the continued increase in economic activity in Oregon and Washington and brokered loan fee income also remained strong due to the increased activity in the mortgage and refinance market. In the first six months of fiscal 2022, non-interest income was $6.7 million compared to $5.4 million in the same period a year ago.
Asset management fees were $928,000 during the second fiscal quarter compared to $976,000 in the preceding quarter and $883,000 in the second fiscal quarter a year ago. The decrease in the sequential quarter was due to the seasonal tax preparation fees collected during the prior quarter. Riverview Trust Company’s assets under management remained at $1.3 billion at September 30, 2021 and June 30, 2021.
Non-interest expense was $8.2 million during the quarter compared to $9.1 million in the preceding quarter and $8.8 million in the second fiscal quarter a year ago. The decrease in the sequential quarter was due to Riverview recognizing a $1.0 million gain on sale of a former branch property that closed in May 2021. Excluding that gain on sale, non-interest expense increased $50,000 from the prior linked quarter. Riverview continues to manage its non-interest expenses in the current economic environment and look for opportunities to improve operating efficiencies. Year-to-date, non-interest expense was $17.3 million compared to $17.5 million in the first six months of fiscal 2021.
Return on average assets was 1.52% in the second quarter of fiscal 2022 compared to 1.46% in the preceding quarter. Return on average equity and return on average tangible equity (non-GAAP) was 15.96% and 19.31%, respectively, compared to 14.89% and 18.13%, respectively, for the prior quarter. The efficiency ratio improved to 53.0% for the second fiscal quarter compared to 61.4% in the preceding quarter and 63.7% in the second fiscal quarter a year ago.
Riverview’s effective tax rate for the second quarter of fiscal 2022 was 23.1% compared to 21.5% for the preceding quarter and 21.7% for the year ago quarter.

RVSB Reports Second Quarter Fiscal 2022 Results
October 28, 2021

Balance Sheet Review
Riverview’s total loans were $914.5 million at September 30, 2021 compared to $889.5 million three months earlier and $975.2 million a year ago. The decrease in loan balances compared to the year ago quarter was primarily driven by forgiveness of SBA PPP loans. SBA PPP loans, net of fees, totaled $32.7 million at September 30, 2021 compared to $55.5 million at June 30, 2021 and $110.8 million at September 30, 2020. The Company also completed the purchase of a $21.7 million pool of mortgage loans to partially replace mortgage loans within its portfolio that paid down during the last year. Organic loan growth was strong during the quarter but continues to be impacted by loan payoffs as well as strong competition for high-quality loans in our markets.
Riverview’s loan pipeline totaled $104.5 million at September 30, 2021, compared to $84.2 million at the end of the prior quarter. The Company has placed an internal focus on loan originations and increased business development activities over the last few quarters with the improvement in economic activity in its primary markets of Oregon and Washington. “Based on our economic forecasts and outlook for our markets, we remain optimistic for continued loan growth for the remainder of our fiscal year as we deploy our excess liquidity into higher yielding assets,” said Lycklama.
Undisbursed construction loans totaled $28.2 million at September 30, 2021, compared to $14.0 million at June 30, 2021, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Revolving commercial business loan commitments totaled $66.0 million at September 30, 2021 compared to $58.0 million three months earlier. Utilization on these loans totaled 8.6% at September 30, 2021 compared to 6.0% at June 30, 2021. The weighted average rate on loan originations during the quarter was 3.82% compared to 3.98% in the preceding quarter and 4.12% in the second quarter a year ago.
Total deposits increased $93.7 million, or 6.6%, to $1.51 billion at September 30, 2021 compared to the preceding quarter and increased $306.7 million, or 25.6%, compared to a year earlier. Non-interest bearing checking accounts increased $104.9 million, or 27.1% year-over-year, to $491.3 million at September 30, 2021. Checking accounts, as a percentage of total deposits, totaled 51.7% at September 30, 2021.
Shareholders’ equity increased to $159.8 million at September 30, 2021 compared to $157.0 million three months earlier and $149.0 million a year earlier. Tangible book value per share (non-GAAP) increased to $5.96 at September 30, 2021 compared to $5.80 at June 30, 2021 and $5.43 at September 30, 2020. Riverview paid a quarterly cash dividend of $0.055 per share on October 19, 2021, which was a 10.0% increase over the dividend paid over the past seven quarters.
Credit Quality
Non-performing assets were $490,000, or 0.03% of total assets, at September 30, 2021 compared to $383,000, or 0.02% of total assets, three months earlier and $1.3 million, or 0.09% of total assets, at September 30, 2020. Riverview recorded net loan recoveries during the quarter of $10,000. This compared to net loan recoveries during the prior quarter of $12,000 and net loan charge-offs of $10,000 in the second fiscal quarter a year ago.
Due to the improvement in economic conditions, and the overall quality of the loan portfolio, Riverview recorded a recapture of loan losses of $1.1 million during the second fiscal quarter. This compared to a recapture of loan losses of $1.6 million in the prior quarter and a $1.8 million provision for loan losses during the second fiscal quarter a year ago.
At September 30, 2021, Riverview had no commercial loan modifications remaining on its books. This compared to one commercial loan totaling $563,000 at June 30, 2021. Riverview had no new commercial loan accommodation requests through the date of this press release. There were no consumer loan modifications as of September 30, 2021 or June 30, 2021.

RVSB Reports Second Quarter Fiscal 2022 Results
October 28, 2021

Riverview’s hotel/motel portfolio performance has steadily improved over the last several quarters and at September 30, 2021 there were no remaining hotel/motel loans with COVID modifications. Loans in this portfolio are primarily concentrated in Northwest Oregon and Southwest Washington with a few properties located on the Oregon Coast and in the Columbia River Gorge. This portfolio is comprised of mainly flagged properties versus independent hotel/motels and are in the midscale and economy categories.
Classified assets were $10.3 million at September 30, 2021 compared to $8.6 million at June 30, 2021 and $4.8 million at September 30, 2020. The classified asset to total capital ratio was 6.2% at September 30, 2021 compared to 5.3% three months earlier and 3.2% a year earlier. Criticized assets decreased to $31.3 million at September 30, 2021 compared to $40.3 million at June 30, 2021, and $39.1 million at September 30, 2020. These balances are expected to further decline over the next several quarters as the Company receives updated financial statements from these borrowers. The criticized assets balance reflects risk rating changes primarily associated with loans that had been granted COVID-19 loan modifications. In general, borrowers whose loans were paying as agreed prior to COVID-19, remain well-secured and have provided acceptable plans for returning to full payment status were downgraded to a pass/watch rating. Modifications that extended beyond six months were generally downgraded to a special mention/criticized rating unless other mitigating considerations exist that lowered the bank’s credit risk. Borrowers who could not provide a plan or whose business was closed with no plan for re-opening in a reasonable timeframe, were moved to a substandard/classified rating. In addition, the risk rating was also downgraded for certain borrowers who were not granted COVID-19 loan modifications, but who still have been impacted negatively by the COVID-19 pandemic.
At September 30, 2021, the allowance for loan losses was $16.5 million, compared to $17.6 million at June 30, 2021 and $18.9 million one year earlier. The allowance for loan losses represented 1.80% of total loans at September 30, 2021, compared to 1.98% in the preceding quarter and 1.93% a year earlier. The allowance for loan losses to loans, net of SBA guaranteed loans (including SBA PPP loans) (non-GAAP), was 1.97% at September 30, 2021 compared to 2.22% at June 30, 2021 and 2.35% a year earlier. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $562,000 at September 30, 2021 compared to $652,000 three months earlier.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 17.42% and a Tier 1 leverage ratio of 9.08% at September 30, 2021. Tangible common equity to average tangible assets ratio (non-GAAP) was 7.82% at September 30, 2021.
PPP Loans
During Round 1, Riverview originated 790 PPP loans totaling approximately $112.9 million, net of deferred fees, with an average loan size of $147,000. Unamortized PPP deferred loan fees at September 30, 2021 totaled $5,000 for Round 1. The following table presents the breakdown and balance, net of deferred fees, of Round 1 PPP loans at September 30, 2021:
Range	Number of loans	Total (in 000s)

Up to $150,000	4	$116
$150,001 to $350,000	1	322
Total	5	$438

RVSB Reports Second Quarter Fiscal 2022 Results
October 28, 2021

In PPP Round 2, Riverview originated 414 PPP loans totaling approximately $54.1 million, net of deferred fees, with an average loan size of $131,000. Unamortized PPP deferred loan fees at September 30, 2021 totaled $1.2 million for Round 2. The following table presents the breakdown and balance, net of deferred fees, of Round 2 PPP loans at September 30, 2021:
Range	Number of loans	Total (in 000s)

Up to $150,000	215	$10,297
$150,001 to $350,000	45	9,951
$350,001 to $2,000,000	14	10,033
Over $2,000,000	1	1,948
Total	275	$32,229

In total, 924 PPP loans totaling $134.3 million (80.4%) have been forgiven by the SBA or repaid by the borrower.
Stock Repurchase Program
On June 10, 2021, Riverview announced that its Board of Directors authorized the repurchase up to $5.0 million of the Company’s outstanding shares, in the open market, based on prevailing market prices, or in privately negotiated transactions, over a period beginning on June 21, 2021, and continuing until the earlier of the completion of the repurchase or the next six months. As of September 30, 2021, Riverview had purchased 249,908 shares at an average price of $6.89 per share under the existing plan.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

RVSB Reports Second Quarter Fiscal 2022 Results
October 28, 2021

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	March 31, 2021

Shareholders' equity (GAAP)	$ 159,760	$ 156,976	$ 149,046	$ 151,594
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(557)	(588)	(689)	(619)
Tangible shareholders' equity (non-GAAP)	$ 132,127	$ 129,312	$ 121,281	$ 123,899

Total assets (GAAP)	$ 1,716,352	$ 1,617,016	$ 1,425,171	$ 1,549,158
Exclude: Goodwill	(27,076)	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(557)	(588)	(689)	(619)
Tangible assets (non-GAAP)	$ 1,688,719	$ 1,589,352	$ 1,397,406	$ 1,521,463

Shareholders' equity to total assets (GAAP)	9.31%	9.71%	10.46%	9.79%

Tangible common equity to tangible assets (non-GAAP)	7.82%	8.14%	8.68%	8.14%

Shares outstanding	22,164,707	22,277,868	22,336,235	22,351,235

Book value per share (GAAP)	7.21	7.05	6.67	6.78

Tangible book value per share (non-GAAP)	5.96	5.80	5.43	5.54

Pre-tax, pre-provision income
	Three Months Ended			Six Months Ended
(Dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Net income (GAAP)	$ 6,430	$ 5,755	$ 2,543	$ 12,185	$ 3,023
Include: Provision for income taxes	1,933	1,580	704	3,513	790
Include: Provision for (recapture of) loan losses	(1,100)	(1,600)	1,800	(2,700)	6,300
Pre-tax, pre-provision income (non-GAAP)	$ 7,263	$ 5,735	$ 5,047	$ 12,998	$ 10,113

RVSB Reports Second Quarter Fiscal 2022 Results
October 28, 2021

Net interest margin reconciliation to core net interest margin
	Three Months Ended			Six Months Ended
(Dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Net interest income (GAAP)	$12,376	$11,284	$11,064	$23,660	$22,192
Tax equivalent adjustment	17	16	5	33	11
Net fees on loan prepayments	(485)	(43)	30	(528)	130
Accretion on purchased MBank loans	(89)	(71)	(123)	(160)	(195)
SBA PPP loans interest income and net fees	(928)	(892)	(691)	(1,820)	(1,302)
Income on excess FRB liquidity	(129)	(77)	(50)	(206)	(68)
Adjusted net interest income (non-GAAP)	$10,762	$10,217	$10,235	$20,979	$20,768

	Three Months Ended			Six Months Ended
(Dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Average balance of interest-earning assets (GAAP)	$1,577,652	$1,478,715	$1,318,803	$1,528,454	$1,271,007
SBA PPP loans (average)	(46,169)	(80,297)	(110,573)	(63,140)	(97,762)
Excess FRB liquidity (average)	(345,806)	(272,331)	(204,422)	(309,269)	(149,960)
Average balance of interest-earning assets excluding
SBA PPP loans and excess FRB liquidity (non-GAAP)	$1,185,677	$1,126,087	$1,003,808	$1,156,045	$1,023,285

	Three Months Ended			Six Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Net interest margin (GAAP)	3.12%	3.07%	3.33%	3.09%	3.48%
Net fees on loan prepayments	(0.13)	(0.02)	0.01	(0.07)	(0.02)
Accretion on purchased MBank loans	(0.03)	(0.02)	(0.04)	(0.02)	(0.03)
SBA PPP loans	(0.15)	(0.08)	0.08	(0.11)	0.12
Excess FRB liquidity	0.79	0.69	0.66	0.73	0.50
Core net interest margin (non-GAAP)	3.60%	3.64%	4.04%	3.62%	4.05%

Allowance for loan losses reconciliation, excluding SBA purchased and PPP loans

(Dollars in thousands)	September 30, 2021	June 30, 2021	September 30, 2020	March 31, 2021

Allowance for loan losses	$16,500	$17,590	$18,866	$19,178

Loans receivable (GAAP)	$914,532	$889,479	$975,174	$943,235
Exclude: SBA purchased loans	(43,709)	(42,213)	(61,990)	(47,379)
Exclude: SBA PPP loans	(32,666)	(55,511)	(110,794)	(93,444)
Loans receivable excluding SBA purchased and PPP loans (non-GAAP)	$838,157	$791,755	$802,390	$802,412

Allowance for loan losses to loans receivable (GAAP)	1.80%	1.98%	1.93%	2.03%

Allowance for loan losses to loans receivable excluding SBA purchased and PPP loans (non-GAAP)	1.97%	2.22%	2.35%	2.39%

RVSB Reports Second Quarter Fiscal 2022 Results
October 28, 2021

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.72 billion at September 30, 2021, it is the parent company of the 98-year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 16 branches, including 12 in the Portland-Vancouver area, and 3 lending centers. For the past 7 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as the impact on general economic and financial conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any future goodwill impairment due to changes in the Company’s business, changes in market conditions, including as a result of the COVID-19 pandemic and other factors related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2022 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Second Quarter Fiscal 2022 Results
October 28, 2021

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	September 30, 2021	June 30, 2021	September 30, 2020	March 31, 2021
ASSETS

Cash (including interest-earning accounts of $352,187, $318,639,	$ 368,122	$ 334,741	$ 238,016	$ 265,408
$226,583 and $254,205)
Certificate of deposits held for investment	249	249	249	249
Investment securities:
Available for sale, at estimated fair value	278,224	268,853	126,273	216,304
Held to maturity, at amortized cost	72,109	39,225	24	39,574
Loans receivable (net of allowance for loan losses of $16,500,
$17,590, $18,866, and $19,178)	898,032	871,889	956,308	924,057
Prepaid expenses and other assets	11,681	12,912	16,018	13,189
Accrued interest receivable	4,772	4,940	5,341	5,236
Federal Home Loan Bank stock, at cost	1,722	1,722	2,620	1,722
Premises and equipment, net	16,307	17,940	17,296	17,824
Financing lease right-of-use assets	1,393	1,413	1,470	1,432
Deferred income taxes, net	5,467	5,047	3,076	5,419
Mortgage servicing rights, net	52	66	128	81
Goodwill	27,076	27,076	27,076	27,076
Core deposit intangible, net	557	588	689	619
Bank owned life insurance	30,589	30,355	30,587	30,968

TOTAL ASSETS	$ 1,716,352	$ 1,617,016	$ 1,425,171	$ 1,549,158

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$ 1,506,679	$ 1,412,966	$ 1,199,972	$ 1,346,060
Accrued expenses and other liabilities	20,165	17,431	16,087	21,906
Advance payments by borrowers for taxes and insurance	650	555	1,011	521
Federal Home Loan Bank advances	-	-	30,000	-
Junior subordinated debentures	26,791	26,770	26,705	26,748
Finance lease liability	2,307	2,318	2,350	2,329
Total liabilities	1,556,592	1,460,040	1,276,125	1,397,564

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
September 30, 2021 – 22,414,615 issued and 22,164,707 outstanding;
June 30, 2021 – 22,351,235 issued and 22,277,868 outstanding;	221	222	222	223
September 30, 2020 - 22,336,235 issued and outstanding;
March 31, 2021 – 22,351,235 issued and outstanding;
Additional paid-in capital	62,122	63,213	63,420	63,650
Retained earnings	97,727	92,522	82,666	87,881
Accumulated other comprehensive income (loss)	(310)	1,019	2,738	(160)
Total shareholders’ equity	159,760	156,976	149,046	151,594

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,716,352	$ 1,617,016	$ 1,425,171	$ 1,549,158

RVSB Reports Second Quarter Fiscal 2022 Results
October 28, 2021

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Six Months Ended
(In thousands, except share data) (Unaudited)	Sept. 30, 2021	June 30, 2021	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020
INTEREST INCOME:
Interest and fees on loans receivable	$ 11,626	$ 10,776	$ 11,346	$ 22,402	$ 22,874
Interest on investment securities - taxable	1,136	999	505	2,135	1,160
Interest on investment securities - nontaxable	55	50	17	105	35
Other interest and dividends	148	95	81	243	118
Total interest and dividend income	12,965	11,920	11,949	24,885	24,187

INTEREST EXPENSE:
Interest on deposits	399	442	657	841	1,515
Interest on borrowings	190	194	228	384	480
Total interest expense	589	636	885	1,225	1,995
Net interest income	12,376	11,284	11,064	23,660	22,192
Provision for (recapture of) loan losses	(1,100)	(1,600)	1,800	(2,700)	6,300

Net interest income after provision for (recapture of) loan losses	13,476	12,884	9,264	26,360	15,892

NON-INTEREST INCOME:
Fees and service charges	1,814	1,855	1,663	3,669	3,061
Asset management fees	928	976	883	1,904	1,857
Bank owned life insurance ("BOLI")	234	190	242	424	432
BOLI death benefit in excess of cash surrender value	21	479	-	500	-
Other, net	77	88	31	165	92
Total non-interest income, net	3,074	3,588	2,819	6,662	5,442

NON-INTEREST EXPENSE:
Salaries and employee benefits	5,635	5,754	5,379	11,389	10,571
Occupancy and depreciation	1,309	1,409	1,457	2,718	2,907
Data processing	724	765	697	1,489	1,358
Amortization of core deposit intangible	31	31	35	62	70
Advertising and marketing	180	152	110	332	239
FDIC insurance premium	113	95	84	208	132
State and local taxes	221	198	204	419	408
Telecommunications	55	46	85	101	171
Professional fees	343	317	321	660	641
Other	(424)	370	464	(54)	1,024
Total non-interest expense	8,187	9,137	8,836	17,324	17,521

INCOME BEFORE INCOME TAXES	8,363	7,335	3,247	15,698	3,813
PROVISION FOR INCOME TAXES	1,933	1,580	704	3,513	790
NET INCOME	$ 6,430	$ 5,755	$ 2,543	$ 12,185	$ 3,023

Earnings per common share:
Basic	$ 0.29	$ 0.26	$ 0.11	$ 0.55	$ 0.14
Diluted	$ 0.29	$ 0.26	$ 0.11	$ 0.55	$ 0.14
Weighted average number of common shares outstanding:
Basic	22,179,829	22,344,785	22,261,709	22,261,856	22,259,201
Diluted	22,191,487	22,358,764	22,276,312	22,274,668	22,276,308

RVSB Reports Second Quarter Fiscal 2022 Results
October 28, 2021

(Dollars in thousands)	At or for the three months ended			At or for the six months ended
	Sept. 30, 2021	June 30, 2021	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020
AVERAGE BALANCES
Average interest–earning assets	$ 1,577,652	$ 1,478,715	$ 1,318,803	$ 1,528,454	$ 1,271,007
Average interest-bearing liabilities	1,023,389	959,033	854,303	991,386	831,634
Net average earning assets	554,263	519,682	464,500	537,068	439,373
Average loans	902,971	925,161	983,737	914,006	985,268
Average deposits	1,469,311	1,373,086	1,190,551	1,421,462	1,148,277
Average equity	159,794	154,981	150,401	157,400	150,553
Average tangible equity (non-GAAP)	132,142	127,299	122,615	129,733	122,749

ASSET QUALITY	Sept. 30, 2021	June 30, 2021	Sept. 30, 2020

Non-performing loans	$ 490	$ 383	$ 1,275
Non-performing loans to total loans	0.05%	0.04%	0.13%
Real estate/repossessed assets owned	$ -	$ -	$ -
Non-performing assets	$ 490	$ 383	$ 1,275
Non-performing assets to total assets	0.03%	0.02%	0.09%
Net loan charge-offs in the quarter	$ (10)	$ (12)	$ 10
Net charge-offs in the quarter/average net loans	0.00%	(0.01)%	0.00%

Allowance for loan losses	$ 16,500	$ 17,590	$ 18,866
Average interest-earning assets to average
interest-bearing liabilities	154.16%	154.19%	154.37%
Allowance for loan losses to
non-performing loans	3367.35%	4592.69%	1479.69%
Allowance for loan losses to total loans	1.80%	1.98%	1.93%
Shareholders’ equity to assets	9.31%	9.71%	10.46%

CAPITAL RATIOS
Total capital (to risk weighted assets)	17.42%	17.49%	17.53%
Tier 1 capital (to risk weighted assets)	16.16%	16.23%	16.26%
Common equity tier 1 (to risk weighted assets)	16.16%	16.23%	16.26%
Tier 1 capital (to average tangible assets)	9.08%	9.37%	9.82%
Tangible common equity (to average tangible assets) (non-GAAP)	7.82%	8.14%	8.68%

DEPOSIT MIX	Sept. 30, 2021	June 30, 2021	Sept. 30, 2020	March 31, 2021

Interest checking	$ 288,242	$ 274,081	$ 229,879	$ 258,014
Regular savings	329,462	307,026	251,547	291,769
Money market deposit accounts	277,321	265,894	200,829	240,554
Non-interest checking	491,313	443,797	386,408	435,098
Certificates of deposit	120,341	122,168	131,309	120,625
Total deposits	$ 1,506,679	$ 1,412,966	$ 1,199,972	$ 1,346,060

RVSB Reports Second Quarter Fiscal 2022 Results
October 28, 2021

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
September 30, 2021	(Dollars in thousands)
Commercial business	$ 174,043	$ -	$ -	$ 174,043
SBA PPP	32,666	-	-	32,666
Commercial construction	-	-	2,793	2,793
Office buildings	-	129,063	-	129,063
Warehouse/industrial	-	96,321	-	96,321
Retail/shopping centers/strip malls	-	80,226	-	80,226
Assisted living facilities	-	761	-	761
Single purpose facilities	-	260,672	-	260,672
Land	-	15,925	-	15,925
Multi-family	-	40,455	-	40,455
One-to-four family construction	-	-	10,828	10,828
Total	$ 206,709	$ 623,423	$ 13,621	$ 843,753

March 31, 2021
Commercial business	$ 171,701	$ -	$ -	$ 171,701
SBA PPP	93,444	-	-	93,444
Commercial construction	-	-	9,810	9,810
Office buildings	-	135,526	-	135,526
Warehouse/industrial	-	87,880	-	87,880
Retail/shopping centers/strip malls	-	85,414	-	85,414
Assisted living facilities	-	854	-	854
Single purpose facilities	-	233,793	-	233,793
Land	-	14,040	-	14,040
Multi-family	-	45,014	-	45,014
One-to-four family construction	-	-	7,180	7,180
Total	$ 265,145	$ 602,521	$ 16,990	$ 884,656

LOAN MIX	Sept. 30, 2021	June 30, 2021	Sept. 30, 2020	March 31, 2021
Commercial and construction
Commercial business	$ 206,709	$ 216,128	$ 281,670	$ 265,145
Other real estate mortgage	623,423	608,673	590,386	602,521
Real estate construction	13,621	11,386	28,308	16,990
Total commercial and construction	843,753	836,187	900,364	884,656
Consumer
Real estate one-to-four family	69,079	51,480	71,940	56,405
Other installment	1,700	1,812	2,870	2,174
Total consumer	70,779	53,292	74,810	58,579

Total loans	914,532	889,479	975,174	943,235

Less:
Allowance for loan losses	16,500	17,590	18,866	19,178
Loans receivable, net	$ 898,032	$ 871,889	$ 956,308	$ 924,057

RVSB Reports Second Quarter Fiscal 2022 Results
October 28, 2021

DETAIL OF NON-PERFORMING ASSETS

	Southwest
	Washington	Other	Total
September 30, 2021

Commercial business	$ 172	$ 95	$ 267
Commercial real estate	133	-	133
Consumer	87	3	90

Total non-performing assets	$ 392	$ 98	$ 490

DETAIL OF LOAN MODIFICATIONS
	Number of Loan Deferrals
	6/30/2021	Ended	New	9/30/2021	Change

Retail strip centers	1	(1)	-	-	(100.0)%
Total number of loan modifications	1	(1)	-	-	(100.0)%

	Loan Deferrals
	6/30/2021	Ended	New	9/30/2021	Change
	(dollars in thousands)

Retail strip centers	$ 563	$ (563)	$ -	$ -	(100.0)%
Total amount of loan modifications	$ 563	$ (563)	$ -	$ -	(100.0)%

RVSB Reports Second Quarter Fiscal 2022 Results
October 28, 2021

	At or for the three months ended			At or for the six months ended
SELECTED OPERATING DATA	Sept. 30, 2021	June 30, 2021	Sept. 30, 2020	Sept. 30, 2021	Sept. 30, 2020

Efficiency ratio (4)	52.99%	61.44%	63.65%	57.13%	63.40%
Coverage ratio (6)	151.17%	123.50%	125.22%	136.57%	126.66%
Return on average assets (1)	1.52%	1.46%	0.71%	1.49%	0.44%
Return on average equity (1)	15.96%	14.89%	6.71%	15.44%	4.00%
Return on average tangible equity (1) (non-GAAP)	19.31%	18.13%	8.23%	18.73%	4.91%

NET INTEREST SPREAD
Yield on loans	5.11%	4.67%	4.58%	4.89%	4.63%
Yield on investment securities	1.47%	1.53%	1.62%	1.50%	1.79%
Total yield on interest-earning assets	3.26%	3.24%	3.60%	3.25%	3.80%

Cost of interest-bearing deposits	0.16%	0.19%	0.33%	0.17%	0.39%
Cost of FHLB advances and other borrowings	2.59%	2.68%	1.53%	2.63%	1.75%
Total cost of interest-bearing liabilities	0.23%	0.27%	0.41%	0.25%	0.48%

Spread (7)	3.03%	2.97%	3.19%	3.00%	3.32%
Net interest margin	3.12%	3.07%	3.33%	3.09%	3.48%

PER SHARE DATA
Basic earnings per share (2)	$0.29	$0.26	$0.11	$0.55	$0.14
Diluted earnings per share (3)	0.29	0.26	0.11	0.55	0.14
Book value per share (5)	7.21	7.05	6.67	7.21	6.67
Tangible book value per share (5) (non-GAAP)	5.96	5.80	5.43	5.96	5.43
Market price per share:
High for the period	$7.60	$7.35	$5.31	$7.60	$6.12
Low for the period	6.76	6.47	3.82	6.47	3.82
Close for period end	7.27	7.09	4.15	7.27	4.15
Cash dividends declared per share	0.0550	0.0500	0.0500	0.1050	0.1000

Average number of shares outstanding:
Basic (2)	22,179,829	22,344,785	22,261,709	22,261,856	22,259,201
Diluted (3)	22,191,487	22,358,764	22,276,312	22,274,668	22,276,308

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.